UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

KRAFT FOODS INC.
(Exact name of registrant as specified in its charter)

Virginia	001-16483	52-2284372
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2753
(Address of Principal executive offices)		(Zip Code)

Registrant’s Telephone number, including area code:   (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On February 20, 2007, Kraft Foods Inc. (the “Company”) provided a presentation at the Consumer Analyst Group of New York 2007 Conference.  As previously announced, the webcast and slides of the presentation will be archived on the Company’s website, www.kraft.com.  The Company issued a press release outlining the Company’s three-year growth strategy, 2007 earning guidance and the Company’s long-term financial outlook on February 20, 2007.

The company’s four strategies are:

•                  Rewire the organization for growth – This includes instilling a mindset of candor, courage and action throughout the company; putting operating decisions in the hands of local-market leaders; and focusing the organization on those goals that will truly drive business growth and shareholder value.

•                  Reframe Kraft’s categories – The essence of this strategy is to leverage the power of the portfolio to expand the company’s share of larger, higher-growth markets.  For example, by broadening the company’s frame of reference in light of how consumers eat cheese, including cheeses for snacking, for dipping, for sandwiches and for quick meals, the company expects to increase its share of the large and growing $14 billion cheese market.  More specifically:

–         The processed cheese slices category is declining 2%, while sandwich cheese is growing at 2%.

–         Natural chunks are growing at 4%, but the broader category of snacking cheese is growing at 6%.

–         The premium cheese segment is growing at a healthy double-digit rate.

In addition, the company will move beyond meal components to creating complete meal solutions.  One example is the company’s new Oscar Mayer Deli-Creations, which combine a number of leading brands, like Oscar Mayer Deli-Shaved meats, Kraft cheese, A.1. steak sauce, and Grey Poupon mustard, to create convenient, ready-to-heat sandwiches with fresh-baked taste.

Mirroring the approach Kraft took with its successful $250 million South Beach Diet line, the company also will expand its efforts to use its broad portfolio to meet the needs of specific consumer groupsfor weight management, health and wellness and other benefits.

•                  Exploiting Kraft’s sales capabilities – Kraft will use its scale to combine the executional benefits of direct store delivery with the economics of warehouse delivery to drive faster growth in North America.  Internationally, the company will expand its reach to the traditional trade in key developing markets.  The company plans to build profitable scale by expanding its distribution reach in countries with rapidly growing demand, as it has done in Russia and Ukraine.  Going forward, the focus will be on developing markets where Kraft has sufficient scale, including Brazil and Mexico.

•                  Driving down costs without compromising quality – The fourth strategy calls for the company to contain overhead costs, while investing in quality,  R&D, marketing, sales and other capabilities that drive or support growth.   The company plans to complete its $3 billion restructuring program in 2008, with total annualized savings of $1 billion.  Thereafter, Kraft will spend at a more consistent level each year to provide a steady stream of savings and more predictable earnings.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01.

Pursuant to General Instruction B.2., the information set forth in this Item 7.01, including the exhibit attached hereto relating to this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 8.01.   Other Events.

On February 20, 2007, the Company announced that the Board of Directors authorized a stock repurchase plan pursuant to which the Company may repurchase shares of the Company’s Class A common stock having and aggregate value up to $5 billion through March 2009.  The repurchase program will become effective immediately following the distribution of the approximately 89% of the Company’s outstanding shares owned by Altria Group Inc. The program does not obligate the Company to acquire any particular amount of Class A common stock and it may be suspended at any time at the Company’s discretion.

The Company issued a press release announcing the stock repurchase plan on February 20, 2007.  The full text of the press release is attached hereto as Exhibit 99.2 and incorporated by reference into this Item 8.01.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 20, 2007.

99.2	Press Release dated February 20, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: February 20, 2007	/s/ CAROL J. WARD
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 20, 2007.

99.2	Press Release dated February 20, 2007.